BillionToOne Reports Third Quarter 2025 Results
MENLO PARK, CA, December 9, 2025 - BillionToOne, Inc. (NASDAQ: BLLN), a next-generation molecular diagnostics company with a mission to create powerful and accurate tests that are accessible to all, today reported its financial results for the third quarter ended September 30, 2025 and initiated guidance for the remainder of 2025.
Recent Financial Highlights:
●Total revenue of $83.5 million in the third quarter of 2025, compared to $38.4 million in the third quarter of 2024, an increase of 117%.
●Prenatal clinical testing revenue was $74.1 million in the third quarter of 2025, an increase of 102% from the third quarter last year.
●Oncology clinical testing revenue was $8.7 million in the third quarter of 2025, which represents an increase of 7.6x compared to $1.1 million in the same period last year and a 76% sequential quarter over quarter increase from $4.9 million in the second quarter of 2025.
●Gross margin was 70% in the third quarter of 2025, compared to 53% in the third quarter of 2024, a 17 percentage-point increase year over year.
●162,900 tests accessioned in the third quarter of 2025, compared to 107,900 tests accessioned in the third quarter of 2024, an increase of 51%.
●Operating income of $9.6 million in the third quarter of 2025, compared to a ($12.6) million operating loss in the third quarter of 2024.
●Positive cash-flow of $6.2 million in the third quarter of 2025.
●Raised gross proceeds of $314.0 million in our initial public offering.
●Expects 2025 full year revenue to be in a range of $293 million to $299 million, which represents 92% to 96% growth over last year; expects fourth quarter 2025 revenue to be in a range of $84 million to $90 million, which represents 86% to 100% growth over the fourth quarter last year.
●Expects positive operating income for both the fourth quarter of 2025 and for the full year 2025.
“This quarter reinforced our view about how a unique, innovative technology combined with disciplined execution can drive a differentiated financial profile in molecular diagnostics,” said Dr. Oguzhan Atay, Co-founder and CEO of BillionToOne. “The incredible strength and momentum across our prenatal and oncology businesses reflects a deliberate commitment to scientific rigor paired with resourceful, step-by-step execution. We continue to earn the trust of providers, patients, payors, and health systems, and rapidly grow our test volumes by solving unmet clinical needs. As we begin our path as a public company, we remain guided by the same principles we started with—relentless focus and an unwavering commitment to re-defining molecular diagnostics.”

	Three Months Ended			Nine Months Ended
	September 30, (Unaudited)			September 30, (Unaudited)
	2025	2024	%	2025	2024	%
Revenue ($ in millions)
Prenatal	$74.1	$36.6	101%	$191.0	$102.7	86%
Oncology	$8.7	$1.1	664%	$15.8	$1.9	754%
Clinical Trial Support and Other Services	$0.8	$0.7	12%	$2.2	$3.0	(25%)
Total Revenue	$83.5	$38.4	117%	$209.1	$107.5	153%
Note: Numbers may not add due to rounding.

	Three Months Ended			Nine Months Ended
	September 30, (Unaudited)			September 30, (Unaudited)
	2025	2024	%	2025	2024	%

Total tests accessioned	162,900	107,900	51%	447,900	294,900	52%
Total tests delivered	165,000	108,500	52%	440,500	289,900	52%
Overall ASP	$501	$348	44%	$469	$361	30%
Third Quarter 2025 Financial Results
Total revenue was $83.5 million in the third quarter of 2025 compared to $38.4 million in the third quarter of 2024, an increase of 117%. The increase in total revenues was driven by a 52% increase in the number of total tests delivered and a 44% increase in the company’s overall ASP. Our prenatal delivered test volume grew rapidly in the third quarter of 2025, and growth in delivered test volumes for both our Select and Response oncology tests was also strong.
Gross profit was $58.4 million in the third quarter of 2025, compared to $20.2 million the third quarter of 2024, representing a gross margin of 70% in the third quarter of 2025 and 53% in the third quarter of 2024. Increases in our overall ASP and reductions in our overall cost-per-test drove the improvement in the gross profit margin compared to last year.
Total operating expenses were $48.8 million in the third quarter of 2025, compared to $32.8 million in the third quarter of 2024 an increase of 49%.
Operating income was $9.6 million in the third quarter of 2025, compared to an operating loss of ($12.6) million in the third quarter of 2024. Operating margin was 11.5% in the third quarter of 2025.
Net income available to common shareholders for the third quarter of 2025 was $1.5 million, or $0.10 per diluted share, compared to a net loss of ($14.9) million, or ($1.47) per diluted share, for the third quarter of 2024.
As of September 30, 2025, BillionToOne held approximately $195.2 million in cash and cash equivalents. The Company raised gross proceeds of $314.0 million from its IPO, which closed on November 7, 2025, and received approximately $286.4 million of net proceeds.

Financial Outlook
BillionToOne expects full year 2025 total revenue of $293 million to $299 million, representing growth of 93% to 96% compared to full year 2024.
BillionToOne expects fourth quarter 2025 revenue to be $84 million to $90 million, which represents 86% to 100% growth compared to fourth quarter 2024.
BillionToOne also expects positive GAAP operating income for the fourth quarter of 2025 and for the full year 2025.
Webcast and Conference Call Information
BillionToOne will host a conference call today, December 9, 2025, at 1:30pm Pacific Time / 4:30pm Eastern Time. Investors interested in listening to the conference call are required to register online. A live and archived webcast of the event can be accessed at https://investors.billiontoone.com/.
About BillionToOne
Headquartered in Menlo Park, California, BillionToOne is a molecular diagnostics company with a mission to create powerful and accurate tests that are accessible to all. The company's patented Quantitative Counting Templates™ (QCT™) molecular counting platform is the only multiplex technology that can accurately count DNA molecules at the single-molecule level.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements regarding revenue, income and other financial information for the fourth quarter of 2025 and the full year of 2025 and expected growth compared to the same periods in 2024. These statements are based on management’s current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, some of which are beyond BillionToOne’s control. These and additional risks and uncertainties that could affect BillionToOne’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. These risks and uncertainties include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its prospectus filed with the Securities and Exchange Commission on November 6, 2025. The forward-looking statements in this press release are based on information available to BillionToOne as of the date hereof, and BillionToOne disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing BillionToOne’s views as of any date subsequent to the date of this press release.

BILLIONTOONE, INC.
Statements of Operations and Comprehensive Income (Loss)
(in thousands, except per share amounts, unaudited)

	Three Months Ended September		Nine Months Ended September
	2025	2024	2025	2024
Revenue	$83,523	$38,419	$209,059	$107,505
Cost of revenue	25,107	18,204	69,205	52,309
Gross profit	58,416	20,215	139,854	55,196

Operating expenses:
Research and development	12,953	9,550	35,134	25,600
Selling, general and administrative	35,830	23,299	99,029	65,050
Total operating expenses	48,783	32,849	134,163	90,650
Income (loss) from operations	9,633	(12,634)	5,691	(35,454)

Other income (expense):
Interest income	1,535	1,952	4,492	4,148
Interest expense	(20)	(422)	(92)	(2,339)
Net (loss) gain on extinguishment of debt	—	(1,346)	—	7,289
Change in fair value of term loan	(3,936)	(2,283)	(7,038)	(2,283)
Change in fair value of convertible notes	—	—	—	(835)
Other expense, net	(1,630)	(171)	(1,591)	(614)
Total other (expense) income	(4,051)	(2,270)	(4,229)	5,366
Income (loss) before provision for income taxes	5,582	(14,904)	1,462	(30,088)
Provision for income taxes	(129)	—	(15)	5
Net income (loss) and comprehensive income (loss)	$5,711	$(14,904)	$1,477	$(30,093)

Less: Net income attributable to participating securities	(4,204)	—	(1,089)	—
Net income (loss) attributable to common shareholders	1,507	(14,904)	388	(30,093)
Net income (loss) per share, basic and diluted:
Net income (loss) per share, basic	$0.14	$(1.47)	$0.04	$(2.99)
Net income (loss) per share, diluted	$0.10	$(1.47)	$0.03	$(2.99)
Weighted-average shares used in calculating net income (loss) per share, basic and diluted:
Weighted-average shares used in calculating net income (loss) per share, basic	10,429,583	10,107,487	10,376,253	10,049,097
Weighted-average shares used in calculating net income (loss) per share, diluted	15,571,949	10,107,487	15,117,365	10,049,097

BILLIONTOONE, INC.
Balance Sheets
(in thousands, except share amounts, unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$195,152	$191,477
Accounts receivable	34,646	24,709
Inventories	17,389	8,733
Prepaid expenses and other current assets	4,529	2,898
Total current assets	251,716	227,817
Property and equipment, net	18,667	17,111
Operating lease right-of-use assets, net	48,024	51,739
Other non-current assets	9,114	5,392
Total assets	$327,521	$302,059
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$7,806	$4,304
Accrued expenses and other current liabilities	8,041	3,882
Accrued commissions	2,922	2,756
Accrued compensation and employee benefits	13,687	8,419
Deferred revenue, current	2,683	2,806
Operating lease liabilities, current	4,902	4,393
Financing lease liabilities, current	744	1,826
Total current liabilities	40,785	28,386
Operating lease liabilities, non-current	47,046	50,802
Financing lease liabilities, non-current	460	874
Long-term debt	54,986	51,481
Other non-current liabilities	4,348	2,763
Total liabilities	147,625	134,306
Commitments and contingencies
Redeemable convertible preferred stock, $0.00001 par value; 29,544,989 shares authorized as of December 31, 2024; 29,084,235 shares issued and outstanding as of September 30, 2025 and December 31, 2024; aggregate liquidation preference of $422,458 as of September 30, 2025 and December 31, 2024	419,409	419,409
Stockholders’ deficit:
Common stock, $0.00001 par value, 51,100,000 shares authorized as of September 30, 2025 and December 31, 2024; 10,925,950 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	–	–
Additional paid-in capital	41,211	30,545
Accumulated deficit	(280,724)	(282,201)
Total stockholders’ deficit	(239,513)	(251,656)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$327,521	$302,059
Investor Contact
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